Exhibit 99.2

www.mscibarra.com

Morgan Stanley to Sell Approximately Half of its Ownership Interest in MSCI

New York – July 2, 2008 – MSCI Inc. (NYSE:MXB) announced today that it intends to file shortly a Registration Statement on Form S-1 for the sale by Morgan Stanley of approximately half of its 53,038,764.79 share ownership interest in MSCI through the sale of MSCI class A common stock, par value $0.01 per share.  The proposed offering is consistent with Morgan Stanley’s previous indication that it might sell a portion of its ownership interest in MSCI and that it may ultimately divest its entire interest in MSCI.

This announcement is neither an offer to sell nor a solicitation of an offer to buy shares of class A common stock.  Any offering of these securities will be made only by means of a prospectus.

MSCI Inc. Contact:
Lisa Monaco, MSCI, New York
+1.866.447.7874